Contact:
Tom Daly
Hydrogen Engine Center
515-295-3178 X181
tdaly@hydrogenenginecenter.com
www.hydrogenenginecenter.com

          Hydrogen Engine Center, Inc. Moves Production To New Facility
                    Increase In Production Rates Prompts Move

Algona, IA, January 26, 2006 - Hydrogen Engine Center, Inc. (HEC), (OTCBB:
HYEG.OB) announced today that it has moved production into a new 28,000 square foot building constructed for that purpose. A need to increase production rates made the move imperative. This quadruples the production space the company can use for assembly of engines capable of burning hydrogen and alternative fuels.

"We anticipate improved production efficiencies as well as increased production rates as we move production into the new Poplar Street building," said Ted Hollinger, President. "We plan to take advantage of the opportunity provided by this move by implementing an `Engine Cell' production method that will speed production and reduce work-in-process inventory." Under such methods, each Engine Cell is designed to match the assembly time of the next cell to eliminate inventory between cells, and minimize overall assembly time. HEC believes it can reach a production rate of 10,000 engines per year in this building.

A commitment to produce high quality engines played a large part in the design of the building. To reduce engine assembly contaminants introduced by forced-air heating, the building has over 5 miles of PEX radiant heat pipe in the production floor. It also has a unique mono-roof design that allows planned building expansion without production line shut-down. This 28,000 square foot building is the first phase in the Company's plans to build more than 100,000 square feet of production space on this site. Hydrogen Engine Center anticipates that additional expansions will be required.

About Hydrogen Engine Center Inc.
Hydrogen Engine Center Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. HEC engines are designed for hydrogen, but are also available in alternative fuel versions. Core members of our management team are recognized experts in the power and engine industries. The Company (HYEG.OB) is located at 602 East Fair Street, Algona, IA 50511.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


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For Press Contact:                          For Technical Content:
Tom Daly                                    Ted Hollinger
HEC Corporate Communications                President
515-295-3178  X181                          515-295-3178
tdaly@hydrogenenginecenter.com              thollinger@hydrogeneneginecenter.com


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